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Exhibit 99.1

Key Energy Services, Inc. News Release
For Immediate Release: July 15, 2004	Contact: John Daniel (432) 632-0300

KEY ENERGY RELEASES JUNE RIG AND TRUCKING HOURS
AND PROVIDES SELECT FINANCIAL DATA

MIDLAND, TX, July 15, 2004—Key Energy Services, Inc. (NYSE: KEG) today announced rig and trucking hours for the month ended June 30, 2004 and released selected financial data for the period ended March 31, 2004. The Company is providing this information to investors in connection with the pending solicitation of consents from the holders of the Company's 6 3/8% senior notes due 2013 and its 8 3/8% senior notes due 2008. The information is set forth in the tables below.

MONTHLY RIG AND TRUCKING HOURS

        Activity levels for June 2004 and the comparable period in 2003 are summarized in the table below.

	Month Ending
	6/30/2004	6/30/2003
Working Days	22	21
Rig Hours	226,015	199,163
Trucking Hours	232,270	238,345

The Company calculates working days as total weekdays for the month less any company holidays that fall in that month. For the month of
July 2004, there are 21 working days.

SELECTED FINANCIAL INFORMATION

        Set forth below is certain financial information for the Company for the quarter ended March 31, 2004 and prior periods. The information provided has been prepared by management in accordance with generally accepted accounting principles but is unaudited and has not been reviewed by the Company's independent accountants. The table does not contain all the information or notes that would be included in the Company's financial statements.

	Quarter Ended
	3/31/2004	12/31/2003	3/31/2003
	(In Thousands)—Unaudited
Selected Operating Data:
Revenues
Well servicing	$228,548	$213,614	$199,158
Contract drilling	18,575	17,980	14,595
Other	(272)	126	8

Total revenues	$246,851	$231,720	$213,761

Costs and Expenses
Well servicing	$157,298	$149,725	$146,829
Contract drilling	14,984	13,440	11,148
General and administrative	27,321	23,561	21,956
Interest	9,938	12,808	11,048
(Gain) loss on retirement of debt	14,044	—	(2)
Selected Balance Sheet Data:
Current Assets
Cash and cash equivalents (1)	$10,511	$102,771	$3,562
Accounts receivable, net of allowance for doubtful accounts	173,087	155,974	151,534
Inventories	17,238	15,565	11,684
Prepaid expenses and other current assets	14,871	15,719	13,713

Total current assets	$215,707	$290,029	$180,493

Current Liabilities
Accounts payable	27,479	$44,545	$26,903
Other accrued liabilities	74,774	48,694	59,768
Accrued interest	6,264	16,008	5,466
Current portion of long-term debt and capital lease obligations	23,694	24,307	6,637

Total current liabilities	$132,211	$133,554	$98,774

Long-term debt, less current portion (1)	$456,056	$520,871	$479,300
Capital lease obligations, less current portion	9,964	11,178	13,132
Deferred Revenue	656	722	7,590
Non-current accrued expenses	35,427	36,657	43,922

(1)
During the March 2004 quarter, the Company retired $97.5 million of its 14% Senior Subordinated Notes and acquired Fleet Cementers, Inc. for approximately $20.0 million in cash.

        Capital expenditures were $17,056,000, $20,373,000, and $19,218,000 for the quarters ended March 31, 2004, December 31, 2004 and March 31, 2003, respectively.

        The information herein is selected financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Until the restatement of the Company's prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements. It is possible that the process of restating the prior year financial statements could require additional changes to the Company's financial statements for 2004 that individually or in the aggregate could be material to the Company's financial position, results of operations or liquidity.

        Key Energy Services, Inc. is the world's largest rig-based, onshore well service company. The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina, Canada and Egypt.

        Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects", "believes", "anticipates" and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company's current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, and the time required to complete, the issuance of audit opinions on the Company's prior year financial statements and the audit of the Company's 2003 financial statements. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

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  Exhibit 99.1